PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) and 424(c)
(To Prospectus dated June 2, 2005)	Commission File No. 333-116732

THE SCO GROUP, INC.

2,105,263 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 2, 2005 relating to the offer and sale by the selling stockholder identified in the prospectus of up to 2,105,263 shares of common stock of The SCO Group, Inc.

This prospectus supplement includes Item 8.01 of a Current Report on Form 8-K that was filed on September 19, 2005.  It does not include Item 7.01 and Item 9.01 of the Current Report on Form 8-K that were deemed to be furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 2, 2005, and the prospectus supplements dated June 3, 2005, July 5, 2005, July 15, 2005 and September 13, 2005.  This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated June 2, 2005, or the prospectus supplements dated June 3, 2005, July 5, 2005, July 15, 2005 and September 13, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The SCO Group, Inc.
355 SOUTH 520 WEST, SUITE 100
LINDON, UTAH 84042
(801) 765-4999

The date of this prospectus supplement is September 19, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2005

The SCO Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West
Lindon, Utah 84042

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 765-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

The SCO Group, Inc. (“SCO”), a leading provider of UNIX® software technology for distributed, embedded and network-based systems, today announced an advanced networking platform, providing feature-rich consumer and business digital services for smart phones and other intelligent mobile devices. SCO’s Me Inc. digital services platform is being unveiled this week at the DEMO conference, the technology industry’s premier event for the unveiling of promising new products and services.

Me Inc. provides a new approach to mobile communications, collaboration and control that allows users of smart handheld devices, such as the Palm Treo, to be more productive and effective. In the near future, SCO plans to make Me Inc. available to users of other popular handheld devices such as RIM BlackBerry, and those that run Microsoft Windows Mobile and the Symbian OS.

Me Inc. operates using unique edge processor software technology running in a network-based UNIX or Microsoft Windows operating environment to simplify integration of mobile devices with backend resources. The Me Inc. edge processor offloads logic and data from end-point devices, enables secure, efficient access to enterprise and Internet-based information, services and resources, and enables a new level of coordination, communication and control for mobile work groups of any size.

Me Inc. has been a multi-year development effort by SCO and builds on technologies that the company gained through a Web Services technology acquisition in 2003.

The Me Inc. networking software platform is designed to allow service providers and carriers to create and deploy new digital services for a market that is seeing significant growth. According to IT industry research firm IDC, smart phones will make up approximately 85 percent of all intelligent mobile device shipments by the year 2007. Research from The Radicati Group indicates that the worldwide mobile workforce will grow from 17 percent of corporate professionals in 2004 to 89 percent in 2008.

Forward-Looking Statements

The statements contained in this Item 8.01 regarding (i) SCO’s plans to make Me Inc. available to users of other handheld devices, (ii) the percentage of mobile device shipments that will be comprised of smart phones, and (iii) the predicted growth of the mobile workforce are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  SCO wishes to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements.  These factors include, but are not limited to, the possibility that Me Inc. will not perform as SCO anticipates, the possibility that Me Inc. will not be accepted in SCO’s targeted market or that the market will not grow as SCO anticipates and potential competitive pressure from others that may offer similar products and services in the targeted market.  These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in certain of SCO’s other filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on April 1, 2005.  These forward-looking statements speak only as of the date on which such statements are made, and SCO undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2005

THE SCO GROUP, INC.

	By:	/s/ Bert B. Young
	Name:	Bert B. Young
	Title:	Chief Financial Officer